Exhibit 23.1
Consent of Ernst & Young LLP
Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following registration statements:
(1)	Registration Statement (Form S-3 No. 333-109682) of Spartech Corporation and subsidiaries, and
(2)	Registration Statement (Form S-8 Nos. 33-61322, 333-60316, 333-60381, 333-30878, and 333-113752) of Spartech Corporation and subsidiaries of our reports dated December 20, 2007, with respect to the consolidated financial statements and schedule of Spartech Corporation and subsidiaries and the effectiveness of internal control over financial reporting of Spartech Corporation and subsidiaries, included in their Annual Report (Form 10-K) for the year ended November 3, 2007.
/s/ Ernst & Young LLP
St. Louis, Missouri
December 20, 2007